KPMG LLP
Suite 600
701 West Eighth Avenue
Anchorage, AK 99501
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alaska Communications Systems Group, Inc.:
We consent to the use of our reports dated March 26, 2008, with respect to the consolidated balance sheets of Alaska Communications Systems Group, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated herein by reference.
Our report dated March 20, 2008, on the consolidated financial statements indicates the Company restated its December 31, 2006 consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year then ended.
Our report dated March 20, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Alaska Communications Systems Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that Alaska Communications Systems Group, Inc.’s internal control over financial reporting was inadequately designed resulting in material weaknesses with respect to: (1) Depreciation of Regulatory Asset, and (2) Network Access Revenue Reserves.
Anchorage, Alaska
September 19, 2008
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